EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 23, 2004, with respect to the balance sheets of Epoch Biosciences, Inc., as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, effective January 2002.

/s/ KPMG LLP

June 29, 2006

Seattle, Washington